BNP RESIDENTIAL PROPERTIES, INC.                                  Exhibit 99.1
301 South College Street - Suite 3850
Charlotte, North Carolina 28202-6024

Contact: Philip S. Payne
         Chairman & Chief Financial Officer
         Tel:  (704) 944-0100
         Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


                      BNP RESIDENTIAL PROPERTIES ANNOUNCES
                    THE ACQUISITION OF PACES WATCH APARTMENTS


Charlotte, North Carolina
May 12, 2005

BNP Residential Properties, Inc. (AMEX: BNP) today announced the acquisition of Paces Watch Apartments in Mt. Pleasant, Charleston County, South Carolina, for a contract purchase price of $20.45 million. The property contains 232 one and two bedroom apartment homes. The property also includes a clubhouse, swimming pool, tennis courts and community pier/boat dock. In conjunction with this acquisition, we issued a $14.9 million note payable at a fixed rate of 5.31% for a ten year term with Column Financial. The remainder was funded by a draw on our existing line of credit.

Company Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. Following the acquisition announced today, BNP owns and operates 33 apartment communities containing a total of 8,384 apartments, including three communities containing 713 units for which we are the general partner. In addition to the apartment properties, the Company owns 40 restaurant properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

More information may be obtained by calling the company's Corporate Offices at
(704) 944-0100 or on the Internet through the company website at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.



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